Exhibit 99.1

[LETTERHEAD OF OCCAM NETWORKS]

Occam Networks Announces Private Offering of Series A Preferred Stock

Santa Barbara – Dec. 19, 2002 – Occam Networks Inc. (OTCBB: OCCM), today announced that it has sold approximately $11 million of Series A Preferred Stock at a price per share of $7.50 in a private placement. It intends to offer up to an aggregate of $15 million of Series A Preferred Stock. The Series A Preferred Stock will automatically convert into Common Stock upon the receipt of stockholder approval of an amendment to the company’s certificate of incorporation increasing the authorized number of shares of Common Stock. The conversion ratio will be determined by dividing $7.50 by $0.0991, which is 125 percent of the average closing prices of Occam’s Common Stock for the past ten trading days.

Occam intends to use the net proceeds of the offering for general corporate purposes, including capital expenditures and research and development.

This announcement is neither an offer to sell nor a solicitation of any offer to buy any of these securities. The Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and are being offered only to qualified accredited investors in reliance on Rule 506 under the Securities Act. Unless so registered, the Series A Preferred Stock and Common Stock issued upon conversion of the Series A Preferred Stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. More information about the financing can be obtained in Occam’s Form 8-K filed with the SEC, available for free at the SEC’s web site at www.sec.gov.

About Occam Networks
Occam Networks Inc. develops and markets a suite of Broadband Loop Carriers, innovative Ethernet- and IP-based loop carrier platforms that enable telecommunications service providers to profitably deliver a variety of traditional as well as packetized voice, broadband and Internet Protocol (IP) services from a single, converged, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Portions of this press release may contain forward-looking statements regarding future events or the future performance of Occam Networks. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. Rapidly changing technologies and market conditions may require changes to Occam’s products. Occam does not undertake any obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise. Please also refer to the company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC, including the S-4 registration statement filed in connection with the company’s recent merger. These filings contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

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Contact:

Howard Bailey
Chief Financial Officer
Occam Networks, Inc.

(805) 692-2900
hbailey@occamnetworks.com